Exhibit 10.1

_________________

June 1, 2017

Ms. Georgia L. Vlamis

700 Spruce Street

Glenview, IL 60025

Dear Georgia,

I am pleased to confirm that the Board of Directors has approved my recommendation for you to assume corporate responsibility for Human Resources in addition to your role as General Counsel and Corporate Secretary. The additional responsibilities will include, but not be limited to, interface with the Compensation Committee, employment and labor relations, management of the company’s compensation and benefit programs, corporate training and development initiatives, executive recruitment, payroll administration and dotted line oversight of the plant Human Resource Managers/Director. This change will be effective June 1, 2017, and as you know, you will continue to report to me.

As part of assuming these expanded responsibilities your title will change to Vice President, General Counsel, Corporate Secretary and Human Resources. Effective on June 5, 2017, your base salary will increase from $255,000 to $267,750. Your Annual Incentive Target and Long Term Incentive Target will remain at 40%. Finally, we will increase your Termination Without Cause period from thirteen (13) to twenty-six (26) weeks.

All other provisions incorporated in your original offer letter dated November 17, 2015 still apply. This includes your participation in all Company benefit plans, as outlined in JAC’s Salaried Employee Guide, as amended.

Employment with the Company is for no specific period. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, have changed, the “at will” nature of your employment may only be changed in an express written agreement signed by you, the and the Company’s President/CEO.

Georgia, I look forward to continuing to work with you, and we appreciate your ongoing contributions to the business.

Sincerely,	Accepted By:

/s/ Joseph E. McNeely	/s/ Georgia L. Vlamis
Joseph E. McNeely	Georgia L. Vlamis
President & CEO

Two North Riverside Plaza

Suite 1300

Chicago, IL 60606 USA

312.928.0850

Fax 312.928.0890

www.freightcaramerica.com